Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, April 28, 2020

COMMERCE BANCSHARES, INC. REPORTS
FIRST QUARTER EARNINGS PER SHARE OF $.44

        Commerce Bancshares, Inc. announced earnings of $.44 per common share for the three months ended March 31, 2020, compared to $.81 per share in the same quarter last year and $.93 per share in the fourth quarter of 2019. Net income attributable to Commerce Bancshares, Inc. for the first quarter of 2020 amounted to $51.9 million, compared to $97.1 million in the first quarter of 2019 and $106.9 million in the prior quarter. For the current quarter, the return on average assets was .80%, the return on average common equity was 6.48% and the efficiency ratio was 59.2%.

In announcing these results, John Kemper, Chief Executive Officer, said, “While the U.S. economy entered this quarter on solid footing, it is currently in an unprecedented state of uncertainty amid the global COVID-19 pandemic. Commerce is committed to being there for our customers in this difficult time. As part of this commitment, we are suspending foreclosure proceedings, offering fee waivers and providing relief through loan modification programs. To ensure we are positioned to serve our customers, we have mobilized a significant team of internal resources, redeploying branch teams to assist in our customer care center. We have similarly cross-trained other personnel to provide our commercial customers access to much needed funding through the Small Business Administration’s new Paycheck Protection Program. As of April 17, when the initial CARES Act allocation from this program was exhausted, we assisted 4,529 customers in securing approximately $1.5 billion of funding, with a median loan size of $64 thousand. Our industry-leading capital levels and steadfast commitment to sound credit policy enables us to be a source of strength to our employees, customers and communities in this period of uncertainty.”

Mr. Kemper continued, “For Commerce, a fundamentally sound financial quarter was impacted by two significant charges, stemming primarily from COVID-19 and the resulting economic outlook. First, the provision for credit losses was increased to recognize expected future losses on loans and unfunded lending commitments. Second, we recognized unrealized losses on our portfolio of private equity investments through our quarterly valuation process. Compared to the prior quarter, we experienced robust growth in average loans, driven mainly by commercial and personal real estate loans, even as auto and consumer credit card lending were seasonally lower. Net interest margin declined 3 basis points this quarter, holding up well in a challenging interest rate environment. Fee income totaled $123.7 million this quarter and reflected growth over the first quarter of 2019 in trust, capital market, deposit account, and bank card fees.”

Mr. Kemper continued, "This quarter net loan charge-offs totaled $10.9 million, compared to $15.2 million in the prior quarter and $11.7 million in the first quarter of 2019. The ratio of annualized net loan charge-offs to average loans was .30% in the current quarter, .42% in the prior quarter and .34% in the first quarter of last year. Net loan charge-offs on commercial loans declined $3.5 million from the previous quarter and resulted in a net recovery this quarter, while net loan

Exhibit 99.1
charge-offs on personal banking loans decreased $883 thousand to $11.3 million, mostly the result of lower consumer loan losses. Non-performing assets totaled $11.1 million this quarter and remained at very low levels.

"On January 1, 2020, Commerce adopted the CECL accounting standard. At that time, economic conditions were stable and the economic forecast supporting our CECL model reflected the prevailingly benign credit environment. The day one adoption reduced our allowance for credit losses on loans $21.0 million and increased our liability for unfunded commitments $16.1 million, resulting in a net increase to retained earnings of $3.8 million, after tax. By the end of the quarter, in light of the COVID-19 pandemic, the economic forecast used in our CECL model became significantly more pessimistic. As a result, the provision for credit losses for the first three months of 2020 totaled $58.0 million, which includes a provision for credit losses for loans and for unfunded loan commitments. The provision for credit losses on loans totaled $42.9 million and exceeded net loan charge-offs by $32.0 million, while the provision for credit losses for unfunded commitments totaled $15.1 million. The allowance for credit losses on loans amounted to $171.7 million at March 31, 2020, or 1.14% of period end loans, while the liability for unfunded commitments totaled $32.3 million at March 31, 2020.”

Total assets at March 31, 2020 were $26.8 billion, total loans were $15.1 billion, and total deposits were $20.8 billion. During the quarter, the Company paid a common cash dividend of $.27 per share, representing an 8.9% increase over the rate paid in the fourth quarter of 2019, and also paid an annualized 6% cash dividend on its preferred stock. The Company purchased 869,692 of its common shares this quarter.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services, including payment solutions, investment management and securities brokerage. Commerce Bank, a subsidiary of Commerce Bancshares, Inc., leverages more than 150 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release, including management's discussion of first quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Matthew Burkemper, Investor Relations
at 8000 Forsyth, Mailstop: CBIR-1
Clayton, MO 63105
or by telephone at (314) 746-7485
Web Site: http://www.commercebank.com
Email: matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited) (Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019
FINANCIAL SUMMARY
Net interest income	$201,065	$202,659	$203,488
Non-interest income	123,663	143,461	121,240
Total revenue	324,728	346,120	324,728
Investment securities losses, net	(13,301)	(248)	(925)
Provision for credit losses	57,953	15,206	12,463
Non-interest expense	193,698	195,174	191,425
Income before taxes	59,776	135,492	119,915
Income taxes	10,173	28,214	22,860
Non-controlling interest (income) expense	(2,254)	398	(83)
Net income attributable to Commerce Bancshares, Inc.	51,857	106,880	97,138
Preferred stock dividends	2,250	2,250	2,250
Net income available to common shareholders	$49,607	$104,630	$94,888
Earnings per common share:
Net income — basic	$.44	$.94	$.81
Net income — diluted	$.44	$.93	$.81
Effective tax rate	16.40%	20.88%	19.05%
Tax equivalent net interest income	$204,402	$206,156	$207,104
Average total interest earning assets (1)	$24,691,014	$24,372,575	$23,874,861
Diluted wtd. average shares outstanding	111,375,938	112,011,108	115,816,037

RATIOS
Average loans to deposits (2)	72.57%	71.73%	70.96%
Return on total average assets	.80	1.65	1.58
Return on average common equity (3)	6.48	13.90	13.64
Non-interest income to total revenue	38.08	41.45	37.34
Efficiency ratio (4)	59.17	56.29	58.76
Net yield on interest earning assets	3.33	3.36	3.52

EQUITY SUMMARY
Cash dividends per common share	$.270	$.248	$.248
Cash dividends on common stock	$30,292	$27,933	$28,858
Cash dividends on preferred stock	$2,250	$2,250	$2,250
Book value per common share (5)	$27.86	$26.70	$24.94
Market value per common share (5)	$50.35	$67.94	$55.30
High market value per common share	$71.92	$68.65	$60.97
Low market value per common share	$45.51	$54.56	$52.97
Common shares outstanding (5)	111,535,295	112,131,549	116,231,063
Tangible common equity to tangible assets (6)	11.13%	10.99%	11.06%
Tier I leverage ratio	11.13%	11.38%	11.67%

OTHER QTD INFORMATION
Number of bank/ATM locations	317	316	319
Full-time equivalent employees	4,854	4,858	4,841
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2019.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest income	$221,485	$226,665	$231,743	$238,412	$227,865
Interest expense	20,420	24,006	28,231	26,778	24,377
Net interest income	201,065	202,659	203,512	211,634	203,488
Provision for credit losses	57,953	15,206	10,963	11,806	12,463
Net interest income after credit losses	143,112	187,453	192,549	199,828	191,025
NON-INTEREST INCOME
Bank card transaction fees	40,200	41,079	44,510	42,646	39,644
Trust fees	39,965	40,405	39,592	38,375	37,256
Deposit account charges and other fees	23,677	24,974	24,032	23,959	23,018
Capital market fees	3,790	2,536	1,787	1,944	1,879
Consumer brokerage services	4,077	4,139	4,030	3,888	3,747
Loan fees and sales	3,235	3,465	4,755	4,238	3,309
Other	8,719	26,863	14,037	12,209	12,387
Total non-interest income	123,663	143,461	132,743	127,259	121,240
INVESTMENT SECURITIES GAINS (LOSSES), NET	(13,301)	(248)	4,909	(110)	(925)
NON-INTEREST EXPENSE
Salaries and employee benefits	128,937	126,901	123,836	120,062	122,128
Net occupancy	11,748	12,218	12,293	11,145	11,501
Equipment	4,821	4,859	4,941	4,790	4,471
Supplies and communication	4,658	4,851	5,106	5,275	5,162
Data processing and software	23,555	23,934	23,457	23,248	22,260
Marketing	5,979	3,951	6,048	6,015	5,900
Other	14,000	18,460	15,339	19,244	20,003
Total non-interest expense	193,698	195,174	191,020	189,779	191,425
Income before income taxes	59,776	135,492	139,181	137,198	119,915
Less income taxes	10,173	28,214	29,101	28,899	22,860
Net income	49,603	107,278	110,080	108,299	97,055
Less non-controlling interest expense (income)	(2,254)	398	838	328	(83)
Net income attributable to Commerce Bancshares, Inc.	51,857	106,880	109,242	107,971	97,138
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250
Net income available to common shareholders	$49,607	$104,630	$106,992	$105,721	$94,888
Net income per common share — basic	$.44	$.94	$.93	$.91	$.81
Net income per common share — diluted	$.44	$.93	$.93	$.91	$.81

OTHER INFORMATION
Return on total average assets	.80%	1.65%	1.72%	1.73%	1.58%
Return on average common equity (1)	6.48	13.90	14.21	14.46	13.64
Efficiency ratio (2)	59.17	56.29	56.66	55.88	58.76
Effective tax rate	16.40	20.88	21.04	21.11	19.05
Net yield on interest earning assets	3.33	3.36	3.43	3.61	3.52
Tax equivalent net interest income	$204,402	$206,156	$206,958	$215,203	$207,104
(1)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
ASSETS
Loans
Business	$5,773,865	$5,565,449	$5,175,541
Real estate — construction and land	873,402	899,377	925,269
Real estate — business	2,960,308	2,833,554	2,859,614
Real estate — personal	2,464,819	2,354,760	2,125,087
Consumer	1,941,787	1,964,145	1,893,212
Revolving home equity	349,735	349,251	364,010
Consumer credit card	706,753	764,977	772,396
Overdrafts	3,143	6,304	5,593
Total loans	15,073,812	14,737,817	14,120,722
Allowance for credit losses on loans	(171,653)	(160,682)	(160,682)
Net loans	14,902,159	14,577,135	13,960,040
Loans held for sale	6,214	13,809	20,085
Investment securities:
Available for sale debt securities	8,678,586	8,571,626	8,627,890
Trading debt securities	24,291	28,161	30,427
Equity securities	4,038	4,209	4,694
Other securities	155,074	137,892	129,504
Total investment securities	8,861,989	8,741,888	8,792,515
Federal funds sold and short-term securities purchased under agreements to resell	400	—	250
Long-term securities purchased under agreements to resell	850,000	850,000	700,000
Interest earning deposits with banks	474,156	395,850	166,077
Cash and due from banks	401,185	491,615	428,018
Premises and equipment — net	369,745	370,637	362,679
Goodwill	138,921	138,921	138,921
Other intangible assets — net	8,433	9,534	8,511
Other assets	779,815	476,400	456,375
Total assets	$26,793,017	$26,065,789	$25,033,471
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,952,236	$6,890,687	$6,298,724
Savings, interest checking and money market	12,049,279	11,621,716	11,799,346
Certificates of deposit of less than $100,000	619,758	626,157	599,289
Certificates of deposit of $100,000 and over	1,154,590	1,381,855	1,276,994
Total deposits	20,775,863	20,520,415	19,974,353
Federal funds purchased and securities sold under agreements to repurchase	1,428,013	1,850,772	1,722,751
Other borrowings	756,461	2,418	2,022
Other liabilities	580,216	553,712	291,132
Total liabilities	23,540,553	22,927,317	21,990,258
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	563,978	563,978	559,432
Capital surplus	2,133,623	2,151,464	2,074,912
Retained earnings	224,643	201,562	307,193
Treasury stock	(69,149)	(37,548)	(60,547)
Accumulated other comprehensive income	253,136	110,444	11,981
Total stockholders’ equity	3,251,015	3,134,684	3,037,755
Non-controlling interest	1,449	3,788	5,458
Total equity	3,252,464	3,138,472	3,043,213
Total liabilities and equity	$26,793,017	$26,065,789	$25,033,471

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
ASSETS:
Loans:
Business	$5,493,657	$5,362,020	$5,263,312	$5,142,794	$5,084,920
Real estate — construction and land	924,086	901,367	920,206	908,777	907,062
Real estate — business	2,853,632	2,820,189	2,883,379	2,868,503	2,864,177
Real estate — personal	2,390,716	2,283,530	2,175,156	2,135,048	2,119,365
Consumer	1,950,491	1,961,631	1,924,434	1,907,979	1,929,202
Revolving home equity	350,256	347,527	354,040	361,673	370,962
Consumer credit card	727,569	749,056	763,377	766,080	781,167
Overdrafts	4,044	18,322	9,240	4,889	4,205
Total loans	14,694,451	14,443,642	14,293,144	14,095,743	14,061,060
Allowance for credit losses on loans	(139,482)	(159,776)	(160,387)	(161,403)	(159,275)
Net loans	14,554,969	14,283,866	14,132,757	13,934,340	13,901,785
Loans held for sale	12,875	15,363	19,882	20,731	18,350
Investment securities:
U.S. government and federal agency obligations	802,556	826,702	825,544	843,974	909,466
Government-sponsored enterprise obligations	134,296	184,973	181,929	199,506	199,480
State and municipal obligations	1,222,595	1,207,584	1,172,259	1,222,008	1,283,349
Mortgage-backed securities	4,685,782	4,685,794	4,712,508	4,614,703	4,360,428
Asset-backed securities	1,182,556	1,258,297	1,297,685	1,412,452	1,525,623
Other debt securities	321,733	331,167	334,218	331,459	335,612
Unrealized gain (loss) on debt securities	191,275	149,591	152,706	42,009	(48,925)
Total available for sale debt securities	8,540,793	8,644,108	8,676,849	8,666,111	8,565,033
Trading debt securities	34,055	32,518	29,622	30,169	25,411
Equity securities	4,273	4,200	4,705	4,717	4,568
Other securities	144,096	141,501	134,896	130,433	130,057
Total investment securities	8,723,217	8,822,327	8,846,072	8,831,430	8,725,069
Federal funds sold and short-term securities purchased under agreements to resell	326	714	1,080	1,601	4,797
Long-term securities purchased under agreements to resell	850,000	849,986	713,030	700,000	700,000
Interest earning deposits with banks	601,420	390,134	226,582	331,999	316,660
Other assets	1,368,464	1,315,395	1,292,191	1,251,555	1,197,261
Total assets	$26,111,271	$25,677,785	$25,231,594	$25,071,656	$24,863,922

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$6,615,108	$6,552,862	$6,290,036	$6,335,620	$6,324,738
Savings	952,709	924,282	924,581	929,974	896,378
Interest checking and money market	10,777,400	10,618,347	10,409,111	10,642,648	10,762,550
Certificates of deposit of less than $100,000	622,840	626,944	620,138	605,440	590,200
Certificates of deposit of $100,000 and over	1,299,443	1,434,309	1,503,805	1,378,402	1,267,517
Total deposits	20,267,500	20,156,744	19,747,671	19,892,084	19,841,383
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,990,051	1,836,982	1,884,939	1,793,526	1,771,534
Other borrowings	161,698	94,471	77,248	1,318	1,248
Total borrowings	2,151,749	1,931,453	1,962,187	1,794,844	1,772,782
Other liabilities	466,980	458,094	390,560	307,433	284,018
Total liabilities	22,886,229	22,546,291	22,100,418	21,994,361	21,898,183
Equity	3,225,042	3,131,494	3,131,176	3,077,295	2,965,739
Total liabilities and equity	$26,111,271	$25,677,785	$25,231,594	$25,071,656	$24,863,922

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
ASSETS:
Loans:
Business (1)	3.50%	3.59%	3.85%	4.02%	4.07%
Real estate — construction and land	4.78	5.05	5.46	5.63	5.73
Real estate — business	4.16	4.22	4.42	4.60	4.61
Real estate — personal	3.83	3.85	3.91	3.97	4.00
Consumer	4.78	4.76	4.88	4.77	4.73
Revolving home equity	4.61	4.76	5.17	5.20	5.17
Consumer credit card	12.26	12.11	12.42	12.33	12.18
Overdrafts	—	—	—	—	—
Total loans	4.39	4.47	4.71	4.82	4.85
Loans held for sale	6.15	5.32	6.15	6.98	7.38
Investment securities:
U.S. government and federal agency obligations	2.09	2.16	2.36	4.66	.78
Government-sponsored enterprise obligations	4.19	2.17	2.69	2.32	2.35
State and municipal obligations (1)	3.11	3.05	3.14	3.18	3.19
Mortgage-backed securities	2.37	2.72	2.61	2.70	2.76
Asset-backed securities	2.63	2.62	2.80	2.79	2.70
Other debt securities	2.94	2.82	2.63	2.68	2.69
Total available for sale debt securities	2.54	2.69	2.69	2.97	2.59
Trading debt securities (1)	2.52	2.81	2.91	3.14	3.24
Equity securities (1)	46.78	49.40	35.67	35.97	37.55
Other securities (1)	5.31	6.58	6.19	6.69	5.73
Total investment securities	2.61	2.78	2.76	3.04	2.66
Federal funds sold and short-term securities purchased under agreements to resell	2.47	2.22	2.57	2.76	2.79
Long-term securities purchased under agreements to resell	3.53	2.26	2.01	2.11	2.18
Interest earning deposits with banks	.86	1.61	2.17	2.40	2.42
Total interest earning assets	3.66	3.75	3.90	4.05	3.93

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.11	.11	.11	.11	.11
Interest checking and money market	.30	.35	.38	.38	.35
Certificates of deposit of less than $100,000	1.15	1.16	1.11	1.01	.87
Certificates of deposit of $100,000 and over	1.62	1.79	1.99	2.02	1.92
Total interest bearing deposits	.45	.52	.58	.55	.51
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.96	1.20	1.74	1.80	1.72
Other borrowings	.82	2.05	2.33	1.52	1.62
Total borrowings	.95	1.25	1.76	1.80	1.72
Total interest bearing liabilities	.52%	.61%	.73%	.70%	.65%

Net yield on interest earning assets	3.33%	3.36%	3.43%	3.61%	3.52%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$160,682	$160,682	$161,182	$160,682	$159,932
Adoption of ASU 2016-13	(21,039)	—	—	—	—
Provision for credit losses on loans	42,868	15,206	10,963	11,806	12,463
Net charge-offs (recoveries):
Commercial portfolio:
Business	(373)	3,036	335	284	447
Real estate — construction and land	—	—	—	(101)	(16)
Real estate — business	(21)	35	(44)	(14)	(37)
	(394)	3,071	291	169	394
Personal banking portfolio:
Consumer credit card	9,157	8,829	8,568	9,066	8,958
Consumer	1,711	2,838	2,069	1,723	1,924
Overdraft	426	507	446	253	317
Real estate — personal	(4)	6	(30)	(21)	101
Revolving home equity	(38)	(45)	119	116	19
	11,252	12,135	11,172	11,137	11,319
Total net loan charge-offs	10,858	15,206	11,463	11,306	11,713
Balance at end of period	$171,653	$160,682	$160,682	$161,182	$160,682
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$32,251	$1,075	$1,075	$1,075	$1,075

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	(.03)%	.22%	.03%	.02%	.04%
Real estate — construction and land	—	—	—	(.04)	(.01)
Real estate — business	—	—	(.01)	—	(.01)
	(.02)	.13	.01	.01	.02
Personal banking portfolio:
Consumer credit card	5.06	4.68	4.45	4.75	4.65
Consumer	.35	.57	.43	.36	.40
Overdraft	42.37	10.98	19.15	20.76	30.57
Real estate — personal	—	—	(.01)	—	.02
Revolving home equity	(.04)	(.05)	.13	.13	.02
	.83	.90	.85	.86	.88
Total	.30%	.42%	.32%	.32%	.34%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.07%	.07%	.08%	.08%	.09%
Non-performing assets to total assets	.04	.04	.05	.05	.05
Allowance for credit losses on loans to total loans	1.14	1.09	1.11	1.13	1.14

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$7,356	$7,489	$7,753	$8,428	$8,569
Real estate — construction and land	2	2	3	3	4
Real estate — business	1,532	1,030	2,359	950	1,746
Real estate — personal	1,743	1,699	1,618	1,752	1,848
Total	10,633	10,220	11,733	11,133	12,167
Foreclosed real estate	422	365	502	897	737
Total non-performing assets	$11,055	$10,585	$12,235	$12,030	$12,904
Loans past due 90 days and still accruing interest	$16,520	$19,859	$16,308	$16,532	$16,655
*as a percentage of average loans (excluding loans held for sale)

                   Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2020
For the quarter ended March 31, 2020, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $51.9 million, compared to $106.9 million in the previous quarter and $97.1 million in the same quarter last year. The decrease in net income from the previous quarter was primarily the result of an increase in provision for credit losses and unrealized securities losses in the Company’s private equity investment portfolio. Non-interest income was also lower this quarter than in the prior quarter, however, the decrease was primarily due to a gain realized on the sale of the Company’s corporate trust business in the prior quarter. Net interest margin declined slightly, as lower interest earned on loans and investment securities was offset by declining interest expense on deposits. Average loans increased $248.3 million over the previous quarter, while average deposits increased $110.8 million. For the quarter, the return on average assets was .80%, the return on average common equity was 6.48%, and the efficiency ratio was 59.17%.

Balance Sheet Review
During the 1st quarter of 2020, average loans totaled $14.7 billion, an increase of $248.3 million over the prior quarter, and increased $627.9 million, or 4.46%, over the same quarter last year. Period-end loans grew $328.4 million over the prior quarter and $939.2 million over March 31, 2019. Compared to the previous quarter, average loan growth was primarily driven by increases in business loans and personal real estate loans of $131.6 million and $107.2 million, respectively. Additionally, business real estate and construction loans grew $33.4 million and $22.7 million this quarter, respectively. This growth was partly offset by a decline in consumer card loans of $21.5 million. Consumer loans saw higher demand for health services financing, but that growth was offset by lower auto loans and other consumer lending. Growth in business loans was the result of increased commercial and industrial lending, while personal real estate loan balances grew due to a higher portion of loans originated being retained rather than sold during the 1st quarter of 2020 compared to the previous quarter. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $39.3 million, compared to $61.5 million in the prior quarter.

Total average available for sale debt securities decreased $103.3 million from the previous quarter to $8.5 billion, at fair value. The decrease in investment securities was mainly the result of declines in asset-backed, U.S. government and federal agency, and government-sponsored enterprise obligation securities. Purchases of securities during the quarter totaled $648.9 million, and sales, maturities and pay downs were $636.5 million. At March 31, 2020, the duration of the investment portfolio was 2.6 years, and maturities and pay downs of approximately $1.4 billion are expected to occur during the next 12 months.

Total average deposits increased $110.8 million this quarter compared to the previous quarter. The increase in deposits resulted from growth in interest checking and money market deposits ($159.1 million), demand deposits ($62.2 million), and savings deposits ($28.4 million). These increases were partially offset by declines in certificates of deposit ($139.0 million). Compared to the previous quarter, total average consumer and wealth deposits (including private banking) grew $141.0 million and $64.1 million, respectively, while average commercial deposits decreased $159.4 million this quarter. The average loans to deposits ratio was 72.6% in the current quarter and 71.7% in the prior quarter. The Company’s average borrowings, which includes customer repurchase agreements, were $2.2 billion in the 1st quarter of 2020 and $1.9 billion in the prior quarter.

Net Interest Income
Net interest income in the 1st quarter of 2020 amounted to $201.1 million, a decrease of $1.6 million compared to the previous quarter. On a tax equivalent basis, net interest income for the current quarter decreased $1.8 million from the previous quarter to $204.4 million. The decline in net interest income was mainly due to a $2.2 million adjustment this quarter to premium amortization on mortgage-backed securities for prepayment speed changes. The net yield on earning assets (tax equivalent) decreased to 3.33%, compared to 3.36% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) decreased $2.3 million, mostly as a result of lower yields on loans, particularly commercial loans. Growth in average business and personal real estate loan balances increased net interest income and helped to partially offset the impact of lower yields. The average tax-equivalent yield on the loan portfolio declined eight basis points this quarter to 4.39%, compared to 4.47% in the previous quarter.

Interest income on investment securities (tax equivalent) decreased $5.4 million from the previous quarter, mainly due to lower interest income earned on mortgage-backed securities due to the $2.2 million premium amortization adjustment, as noted above. The decrease was partially offset by $2.6 million of higher interest income on our long-term securities purchased under agreements to resell. These assets were structured with embedded and leveraged interest rate floor spreads to hedge against falling rates. Also, inflation income on inflation protected securities declined $333 thousand this quarter. The yield on total investment securities was 2.61% in the current quarter, down from 2.78% in the previous quarter.

Interest costs on deposits totaled 45 basis points in the 1st quarter of 2020, compared to 52 basis points in the prior quarter. Interest expense on deposits decreased $2.6 million this quarter compared to the previous quarter mainly due to lower rates on all deposit categories, as well as lower balances of jumbo certificates of deposit. Borrowing costs decreased $964 thousand this quarter due to lower rates paid on borrowings, especially securities sold under agreements to repurchase, partially offset by higher balances of those agreements and of Federal Home Loan Bank borrowings. The overall rate paid on interest bearing liabilities was .52% in the current quarter, compared to .61% in the prior quarter.

Non-Interest Income
In the 1st quarter of 2020, total non-interest income amounted to $123.7 million, an increase of $2.4 million, or 2.0%, compared to the same period last year and decreased $19.8 million, or 13.8%, compared to the prior quarter. The increase in non-interest income over the same period last year was mainly due to growth in trust, capital market, deposit account, and net bank card fees.

Total net bank card fees in the current quarter increased $556 thousand, or 1.4%, over the same period last year, and decreased $879 thousand, or 2.1%, compared to the prior quarter. Net corporate card fees increased $154 thousand over the same quarter last year mainly due to lower rewards expense. Net debit card fees increased $191 thousand, or 2.1%, due to higher

COMMERCE BANCSHARES, INC.        Exhibit 99.1
Management Discussion of First Quarter Results
March 31, 2020

interchange income. Net merchant income declined $119 thousand, or 2.6%, mainly due to higher network expense, while net credit card fees increased $330 thousand, or 10.5% on lower rewards expense. Total net bank card fees this quarter were comprised of fees on corporate card ($23.0 million), debit card ($9.3 million), merchant ($4.4 million) and credit card ($3.5 million) transactions.

In the current quarter, trust fees increased $2.7 million, or 7.3%, over the same period last year, resulting from continued growth in private client fee income. Compared to the same period last year, deposit account fees increased $659 thousand, or 2.9%, due to growth in corporate cash management and deposit account fees. Additionally, capital market fees grew $1.9 million, or 101.7%, cash sweep fees grew $329 thousand, or 9.6%, and consumer brokerage service fees increased $330 thousand, or 8.8%, over amounts recorded in the same quarter last year.

Compared to the prior quarter, deposit account fees, bank card fees, and trust fees declined during the 1st quarter of 2020. Deposit account fees declined $1.3 million this quarter compared to the previous quarter due to lower corporate cash management and overdraft fees. Growth in capital market fees of $1.3 million partially offset these declines. Other non-interest income declined in the 1st quarter of 2020 mainly due to the sale of the Company’s corporate trust business in the prior quarter. Swap fees also declined $1.7 million in the current quarter compared to the prior quarter. Also, the Company’s deferred compensation plan assets are held in a trust and are recorded as both an asset and a liability. Fair value equity adjustments on these assets affecting both other income and other expense decreased $3.8 million from the same quarter last year and $3.6 million from the previous quarter. For the 1st quarter of 2020, non-interest income comprised 38.1% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities losses of $13.3 million in the current quarter, compared to losses of $248 thousand in the prior quarter and losses of $925 thousand in the 1st quarter of 2019. Net securities losses in the current quarter primarily resulted from unrealized losses in the Company’s private equity investment portfolio, as the economic conditions resulting from the COVID-19 pandemic negatively impacted investment valuations.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $193.7 million, compared to $191.4 million in the same period last year and $195.2 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and employee benefits expense. Higher data processing and software expense also contributed to the increase. These increases in expense were partially offset by lower other non-interest expense.

Compared to the 1st quarter of last year, salaries and employee benefits expense increased $6.8 million, or 5.6%, driven mainly by growth in full-time salary costs and higher incentive compensation and retirement plan expense. Full-time equivalent employees totaled 4,854 and 4,841 at March 31, 2020 and 2019, respectively.
For the current quarter compared to the same quarter of last year, data processing and software expense increased $1.3 million due to higher costs for service providers. Supplies and communication expense decreased $504 thousand due to lower costs for debit and credit card reissuance and lower data network expense. Other non-interest expense decreased mostly due to lower operating losses, fees paid to outside service providers and travel and entertainment expenses, in addition to the decline in the Company’s deferred compensation liability, as mentioned previously. These decreases in expense were partially offset by a $1.1 million impairment on the Company’s mortgage servicing rights during the 1st quarter of 2020.
Income Taxes
The effective tax rate for the Company was 16.40% in the current quarter, 20.88% in the previous quarter, and 19.05% in the 1st quarter of 2019. The decrease in the effective tax rate in the current quarter compared to the prior quarter and the same quarter last year is mostly due to mix of taxable and non-taxable income and expenses.

Credit Quality
Net loan charge-offs in the 1st quarter of 2020 amounted to $10.9 million, compared to $15.2 million in the prior quarter and $11.7 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .30% in the current quarter, .42% in the previous quarter, and .34% in the 1st quarter of last year. Compared to prior quarter, net loan charge-offs on commercial loans decreased $3.5 million to net recoveries of $394 thousand, while net loan charge-offs on personal banking loans decreased $883 thousand to $11.3 million.

In the 1st quarter of 2020, annualized net loan charge-offs on average consumer credit card loans were 5.06%, compared to 4.68% in the previous quarter, and 4.65% in the same quarter last year. Consumer loan net charge-offs were .35% of average consumer loans in the current quarter, .57% in the prior quarter and .40% in the same quarter last year.

On January 1, 2020, the Company adopted ASU 2016-13, "Measurement of Credit Losses on Financial Instruments", known as the current expected credit loss (CECL) model. As a result of CECL, the Company's provision for loan losses is now included in provision for credit losses on the income statement. Additionally, the provision for credit losses includes a provision for expected credit losses on the Company's unfunded lending commitments and available for sale securities. Upon adoption of CECL, our allowance for credit losses was reduced $21.0 million and our liability for unfunded lending commitments increased $16.1 million, resulting in a net increase to retained earnings of $3.8 million, net of tax.

This quarter, provision for credit losses for loans totaled $42.9 million and was $32.0 million greater than net loan charge-offs. The increase in the provision for credit losses on loans was driven by a significant deterioration of the economic forecast used in our CECL model as of March 31, 2020 due to the COVID-19 pandemic. At March 31, 2020, the allowance for credit losses on loans totaled $171.7 million, or 1.14% of total loans. Additionally, the provision for credit losses on unfunded lending commitments totaled $15.1 million. The liability for unfunded lending commitments at March 31, 2020 was $32.3 million.

At March 31, 2020, total non-performing assets amounted to $11.1 million, an increase of $470 thousand over the previous quarter. Non-performing assets are comprised of non-accrual

COMMERCE BANCSHARES, INC.        Exhibit 99.1
Management Discussion of First Quarter Results
March 31, 2020

loans and foreclosed real estate ($10.6 million and $422 thousand, respectively). At March 31, 2020, the balance of non-accrual loans, which represented .07% of loans outstanding, included business loans of $7.4 million, business real estate loans of $1.5 million, and personal real estate loans of $1.7 million. Loans more than 90 days past due and still accruing interest totaled $16.5 million at March 31, 2020.

Other
During the 1st quarter of 2020, the Company paid a cash dividend of $.27 per common share, representing an 8.9% increase over the same period last year. The Company also paid an annualized 6% cash dividend on its preferred stock. The Company purchased 869,692 shares of treasury stock during the current quarter at an average price of $61.11.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.